Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,730,000	$ 432.31

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

September 2017 Pricing Supplement Registration Statement No. 333-202524 Dated September 11, 2017 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$3,730,000 Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

The Capped Market-Linked Securities (the “securities”) offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, provide for a return of the full principal amount at maturity, subject to the credit risk of HSBC, and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated from the initial level, investors will receive the stated principal amount of their investment plus a payment reflecting the upside performance of the underlying index, subject to the maximum payment at maturity. However, at maturity, if the level of the underlying index has depreciated from the initial level, investors will receive the stated principal amount of their investment (zero return). The initial level will equal the average of the official closing levels of the underlying index during the averaging-in period. The initial level will be determined at the end of the averaging-in period. The securities are for investors who seek an equity index-based return and who are willing to forgo current income and upside above the maximum payment at maturity in exchange for participation in the positive performance of the underlying index. All payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	September 14, 2023, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	TOPIX® Index (Bloomberg symbol: “TPX”)
Aggregate principal amount:	$3,730,000
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

▪  If the final level is greater than the initial level:
$10 + the upside payment, subject to the maximum payment at maturity

▪  If the final level is equal to or less than the initial level, your payment at maturity will be limited to the $10 principal amount per security (zero return). All payments on the securities are subject to the credit risk of HSBC.

Upside payment:	$10 x leverage factor x index percent increase, subject to the maximum payment at maturity
Leverage factor:	100%
Index percent increase:	(final level – initial level) / initial level
Initial level:	The average of the official closing levels of the underlying index during the averaging-in period. The initial level will be determined at the end of the averaging-in period.
Final level:	The official closing level of the underlying index on the valuation date
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “TPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Valuation date:	September 11, 2023, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Maximum payment at maturity:	$27.50 per security (275.00% of the stated principal amount).
Principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	On September 11, 2017
Original issue date:	On September 14, 2017 (3 business days after the pricing date)
Averaging-In period:	The averaging-in period consists of each trading day from and including the pricing date to and including October 11, 2017 (approximately 1 month after the pricing date). If any calendar day during the averaging-in period, including September 11, 2017, is not a trading day or if a Market Disruption Event occurs on any such day, then such day will not be used for determining the initial level, and there will be no extension of the averaging-in period.
Estimated initial value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP:	40435G295
ISIN:	US40435G2957
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.125(1) $0.05(2)	$9.825
Total	$3,730,000.00	$46,625.00 $18,650.00	$3,664,725.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”

(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.626 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

Investment Summary

Capped Market-Linked Securities

The Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that offers returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity
▪	To achieve the same levels of upside exposure to the underlying index as a direct investment in the securities included in the underlying index, subject to the maximum payment at maturity
▪	To obtain full protection against a negative performance in the underlying index, subject to the credit risk of HSBC

Maturity:	Approximately 6 years
Leverage factor:	100%
Maximum payment at maturity:	$27.50 per security (275.00% of the stated principal amount)

Key Investment Rationale

The securities offer 100% participation in the positive performance of the underlying index, subject to a maximum payment at maturity of $27.50 per security (275.00% of the stated principal amount). However, if the level of the underlying index has remained unchanged or declined from the initial level as of the valuation date, investors will receive the stated principal amount of their investment (zero return). All payments on the securities are subject to the credit risk of HSBC.

Upside Performance	The securities offer investors an opportunity to capture returns for a certain range of positive performance of the underlying index.
Upside Scenario	The level of the underlying index appreciates from the initial level and, at maturity for each security, we will pay the stated principal amount of $10 plus 100% of the index percent increase, subject to a maximum payment at maturity of $27.50 per security (275.00% of the stated principal amount).
Par Scenario	The level of the underlying index is equal to or depreciates from the initial level, and, at maturity for each security, we will pay the stated principal amount of $10 (zero return).

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

How the Securities Work

The below table is based on the following terms:

Stated principal amount:	$10 per security

Leverage factor:	100%

Maximum payment at maturity:	$27.50 per security (275.00% of the stated principal amount).

Index percent increase ((final level – initial level) / initial level):	The index percent increase multiplied by the leverage factor:	Upside payment:	Payment at maturity:
200.00%	200.00%	$17.50	$27.50
175.00%	175.00%	$17.50	$27.50
150.00%	150.00%	$15.00	$25.00
100.00%	100.00%	$10.00	$20.00
90.00%	90.00%	$9.00	$19.00
80.00%	80.00%	$8.00	$18.00
70.00%	70.00%	$7.00	$17.00
60.00%	60.00%	$6.00	$16.00
50.00%	50.00%	$5.00	$15.00
40.00%	40.00%	$4.00	$14.00
30.00%	30.00%	$3.00	$13.00
20.00%	20.00%	$2.00	$12.00
10.00%	10.00%	$1.00	$11.00
0.00%	0.00%	$0	$10.00
-10.00%	0.00%	$0	$10.00
-20.00%	0.00%	$0	$10.00
-30.00%	0.00%	$0	$10.00
-40.00%	0.00%	$0	$10.00
-50.00%	0.00%	$0	$10.00
-60.00%	0.00%	$0	$10.00
-70.00%	0.00%	$0	$10.00
-80.00%	0.00%	$0	$10.00
-90.00%	0.00%	$0	$10.00
-100.00%	0.00%	$0	$10.00

Because the upside payment per $10 in principal amount will not be less than zero, you will always receive at maturity at least the principal amount, subject to the credit risk of HSBC.

The securities are not intended to be short-term trading instruments and should be held to maturity. The price at which you will be able to sell your securities prior to maturity may be substantially less than the principal amount of the securities, even in cases where the level of the index has increased from the initial level. The potential returns described here assume that your securities are held to maturity.

How it works

▪	Upside Scenario: If the level of the underlying index appreciates from the initial level, investors would receive the $10 stated principal amount plus 100% of the appreciation of the underlying index over the term of the securities, subject to a maximum payment at maturity of $27.50 per security. Under the terms of the securities, an investor would realize the maximum payment at maturity at a final level of 275.00% of the initial level.

▪	For example, if the level of the underlying index appreciates 3%, investors would receive a 3.00% return, or $10.30 per security.
▪	For example, if the level of the underlying index appreciates 200%, investors would receive only the maximum payment at maturity of $27.50 per security, or 275.00% of the stated principal amount.

▪	Par Scenario: If the level of the underlying index remains unchanged or depreciates from the initial level, investors would receive the stated principal amount of $10 per security.

▪	For example, if the level of the underlying index depreciates 5%, investors would receive the $10 stated principal amount.

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

Investor Suitability

The securities may be suitable for you if:

▪     You seek an investment with a capped, one-to-one return linked to the potential positive performance of the underlying index and you believe the level of the underlying index will increase over the term of the securities.

▪     You are willing to make an investment that may not pay more than the principal amount at maturity.

▪     You are willing to invest in the securities based on the maximum payment at maturity of 275.00% of the stated principal amount, which may limit your return at maturity.

▪     You are willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying index.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪     You believe the level of the underlying index will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪     You are unwilling to make an investment that may pay only the principal amount at maturity.

▪     You are unwilling to invest in the securities based on the maximum payment at maturity of 275.00% of the stated principal amount, which may limit your return at maturity.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest. In addition, if the final level is equal to or less than the initial level, you will receive for each security that you hold a payment at maturity that is limited to the principal amount, subject to the credit risk of HSBC. Your return on the securities may be less than the return available on a conventional fixed or floating rate debt security with a similar maturity, and may not be sufficient to offset factors, such as inflation, that affect the time value of money.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $27.50 per security (275.00% of the stated principal amount). Although investors will have 100% exposure to any amount by which the final level is greater than the initial level, because the payment at maturity will be limited to 275.00% of the stated principal amount for the securities, any increase in the final level over the initial level by more than 175.00% of the initial level will not further increase the return on the securities.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the TOPIX® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The initial level will be determined after the pricing date and may be higher than the official closing level of the underlying index on the pricing date. The initial level will be determined based on the official closing levels of the underlying index during the averaging-in period. As a result, the initial level will not be determined, and neither you nor we can be certain of what the initial level will be, until after the pricing date. Depending on the official closing levels of the underlying index during the averaging-in period, the initial level could be higher than the official closing level of the underlying index on the pricing date.

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

▪	Investing in the securities is not equivalent to investing in the stocks included in the underlying index. Investing in the securities is not equivalent to investing in the component securities of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index. Accordingly, an investment in the securities may return less than an investment in the securities included in the underlying index.

▪	Risks Associated with non-U.S. companies. The level of the TPX depends upon the stocks of non-U.S. companies, and thus involves risks associated with Japan. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in Japan, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the TPX and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities included in the TPX are traded in Japanese Yen, and the securities are denominated in U.S. dollars, the amount payable on the securities, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the Japanese Yen. Changes in exchange rates, however, may reflect changes in the Japanese economy, which, in turn, may affect the level of the TPX, and therefore the securities.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The Tokyo Stock Exchange, Inc., the sponsor of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 3 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial level and the final level, and will calculate the amount of cash that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers has carried out and expects to continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the averaging-in period could potentially increase the initial level and, therefore, could increase the level at which the underlying index must close before an investor would receive a positive return on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

the level of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

Information About the TOPIX® Index

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

For more information about the TOPIX® Index, see “The TOPIX® Index” beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from January 2, 2008 through September 11, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels January 2, 2008 to September 11, 2017

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Capped Market-Linked Securities Based on the Level of the TOPIX® Index due September 14, 2023

Additional Information About the Securities

Please read this information in conjunction with the final terms on the front cover of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40435G295
ISIN:	US40435G2957
Minimum ticketing size:	$1,000 / 100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. We intend to treat the securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the securities, you agree to treat the securities as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, it is reasonable to treat the securities as contingent payment debt instruments. Assuming the securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the securities until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes —Contingent Notes,” we have determined that the comparable yield of the securities, solely for U.S. federal income tax purposes, will be 1.94% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the securities as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the comparable yield, we have determined that the projected payment schedule for securities that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,122.28 at maturity.

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a security for $1,000, and holds the security until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the securities in each year:

Year	OID
2017	$5.74
2018	$19.51
2019	$19.89
2020	$20.28
2021	$20.67
2022	$21.07
2023	$15.12

However, the ordinary income reported in the taxable year the securities mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may also obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 10th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the securities. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the securities.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not

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constitute a projection or representation by us regarding the actual yield on a security. We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the securities might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the securities will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.175 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

Delivery of the securities will be made against payment for the securities on the Original Issue Date set forth on the cover page of this document, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:	If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of

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determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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